UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 22, 2010

AMBASSADORS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 0-33347	91-1957010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dwight D. Eisenhower Building, 2001 South Flint Road, Spokane, WA	99224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(509) 568-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Ambassadors Group, Inc. (the “Company”) appointed Anthony Dombrowik as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, effective on or about October 18, 2010.

Effective upon the appointment of Mr. Dombrowik, Kristi Gravelle will be released from her appointment as  interim Chief Financial Officer, Treasurer and Secretary of the Company and will be appointed as Vice President of Finance and Accounting, and Controller.

Mr. Dombrowik, age 40, served as the Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer of Red Lion Hotels Corporation, a NYSE-listed hospitality and leisure company, since March 2008. Prior to that, Mr. Dombrowik was the Senior Vice President, Corporate Controller and Principal Accounting Officer of Red Lion Hotels Corporations since May 2003. Mr. Dombrowik was previously employed as senior manager at the public accounting firm of BDO Seidman, LLP, where he served as an auditor, certified public accountant and consultant from 1992 to 2003. Mr. Dombrowik’s public accounting practice focused on auditing and consulting for mid-market public companies, with particular attention to consolidations, capital and debt transactions, and mergers and acquisitions.

There is no arrangement or understanding between Mr. Dombrowik and any executive officer or director of the Company pursuant to which he was selected as an officer. There are no family relationships among Mr. Dombrowik and any of the Company’s executive officers or directors. Further, there are no transactions involving the Company and Mr. Dombrowik which would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

A copy of the Company’s press release announcing the appointment of Mr. Dombrowik is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1:  Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS GROUP, INC.

Date: September 24, 2010	By:	/s/ Jeffrey D. Thomas
Jeffrey D. Thomas Chief Executive Officer